July 29, 1994

Mr. Ronald H. Zech
President and Chief Operating Officer
GATX Corporation

Dear Ron:

This letter agreement, which will be effective as of the date of your election as President and Chief Operating Officer of GATX Corporation ("GATX"), will supplement the two Agreements for Continued Employment Following Change of Control or Disposition of a Subsidiary, entered into between you and GATX, effective as of January 1, 1992 and January 1, 1995 (the "Agreements"), as set forth below:

(1)A "Triggering Event", as defined in the Agreements, is expanded to include your election by the Board of Directors of GATX (the "Board") to the office of President and Chief Operating Officer of GATX.

(2)Termination of employment by GATX will include a failure of the Board to elect you to the position of Chief Executive Officer of GATX on the first to occur of:

(a)James J. Glasser's retirement from that position or

(b)December 31, 1995 and, in either such case, the termination (except because of death or disability) of your employment with GATX and all of its subsidiaries within two years following such failure of the Board to act, whether such termination is effected by action initiated by you or by GATX.

(3)The "Employment Period", as defined in the Agreements, is expanded to include the two year period following the Board's failure to act, as set forth in (2), above.

(4)If, prior to termination of this letter agreement, there should be a termination of your employment by GATX, such termination of employment will be treated, for application to you of all compensation and benefit plans of GATX, in the same manner as would be a termination of employment by a person who, at the time of termination of his employment, was 55 years old and was retiring after 15 years of employment by GATX; provided that your retirement payments will be computed based on your actual years of service and will be actuarially discounted in accordance with the provisions of the GATX Pension Plan (as applicable to 55/15 retirees) to your actual age on the date of termination of your employment or age 55, whichever occurs later.

To the extent that any payments to which you may be entitled hereunder cannot be made under the terms of the GATX Pension Plan, such payments will be made from GATX's general funds, commencing at age 55.

This letter agreement, when properly executed, will become effective as of July 29, 1994 and will terminate on the earlier of the date of the Board elects you Chief Executive Officer of GATX or December 31, 1997.

If this letter agreement is in accord with your understandings, please sign both copies in the space indicated below and return one copy to me.


Sincerely,

Accepted:

    /s/ Ronald H. Zech
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      Ronald H. Zech